Exhibit 15

August 6, 2007

Northeast Utilities

107 Selden Street

Berlin, Connecticut 06037

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Northeast Utilities and subsidiaries (the “Company”) for the three-month and six-month periods ended June 30, 2007 and 2006, as indicated in our report dated August 6, 2007 (which report includes an explanatory paragraph related to a significant charge recorded in the six-month period ended June 30, 2006 to reduce the retail business to its fair value less cost to sell and the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, as of January 1, 2007); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, is incorporated by reference in Registration Statement Nos. 33-34622, 33-40156, and 333-141425 on Forms S-3 and Registration Statement Nos. 33-63023, 333-63144, 333-121364 and 333-142724 on Forms S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/	Deloitte & Touche LLP
Deloitte & Touche LLP

Hartford, Connecticut